Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Form S-8 No. 2-68366, Form S-8 No. 333-19325, Form S-8 No. 33-27866, Form S-8 No. 33-60725, Form S-8 No. 333-13751, Form S-8 No. 33-60727, Form S-8 No. 333-56947, Form S-8 No. 333-70239, Form S-3 No. 33-46325, Form S-3 No. 33-52121, Form S-3 No. 333-68211, Form S-3 No. 333-84292-01, Form S-8 No. 333-104611, Form S-3 No. 333-109978 and Form S-3 No. 333-110760) of AMR Corporation, and in the related Prospectuses, of our reports dated February 22, 2005, with respect to the consolidated financial statements and schedule of AMR Corporation, AMR Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of AMR Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Dallas, Texas
February 22, 2005